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                                                                    EXHIBIT 99.1


          ENCYSIVE PHARMACEUTICALS REPORTS SECOND QUARTER 2003 RESULTS

            CONFERENCE CALL SCHEDULED FOR TODAY AT 4:30 P.M. EASTERN

HOUSTON, TX - August 13, 2003 - Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the second quarter of 2003. Results for the second quarter were in line with prior guidance and sales of Argatroban continued to increase.

"Encysive has made major progress. Most importantly, sitaxsentan is back in our control," said Bruce D. Given, M.D., President and CEO of Encysive Pharmaceuticals. "STRIDE 2 is enrolling under a Special Protocol Assessment with the FDA and we are working to secure a marketing partner for sitaxsentan outside North America. In addition, Argatroban sales continue to grow and our majority owned affiliate Revotar reported positive results in asthma with bimosiamose."

SECOND QUARTER 2003 FINANCIAL HIGHLIGHTS

         o For the second quarter of 2003, the Company reported a net loss of approximately $14.1 million, or $0.32 per basic and diluted share, compared to a net loss of $6.2 million, or $0.14 per basic and diluted share, for the same period last year.

         o The $7.9 million increased loss in the current quarter compared to the same quarter of last year is primarily due to the $8.4 million one-time charge for in-process R&D associated with acquiring ICOS' interest in the sitaxsentan program. The Company has initiated a final pivotal study for sitaxsentan and assumed responsibility for all development costs.

         o Encysive purchased ICOS' interest in Encysive, L.P. (formerly ICOS-Texas Biotechnology, L.P.) returning full ownership rights of the endothelin antagonist program to Encysive. Under the terms of the agreement, Encysive paid ICOS $4 million at closing, and agreed to pay $4 million in April 2004 and $2 million in October 2004, plus interest.

         o Revenue in the second quarter of 2003 was $2.2 million compared to $2.6 million in the comparable quarter of 2002. In the second quarter of 2003, the Company's royalties earned on net sales of Argatroban by GlaxoSmithKline increased to $1.1 million compared to approximately $840,000 in the comparable quarter of 2002, an increase of 31%. The 2002 revenues included $0.5 million in inter-company revenues between the Company and Encysive, L.P. and amortizations of the license fee and milestones received from the partnership in earlier periods. The approximately $1.6 million in remaining deferred revenue from the license fee and milestones from the partnership was recognized as an offset to the $10 million purchase price paid to ICOS, resulting in the $8.4 million charge for in-process R&D. Since the partnership was a wholly-owned subsidiary in the second quarter of 2003, we no longer record inter-company revenues.

         o Cash, cash equivalents and investments at June 30, 2003 were $51.4 million, compared with $68.0 million at December 31, 2002. The $16.6 million decrease in cash and investments include the $4 million payment made to ICOS described above.

PRO FORMA SECOND QUARTER 2003 FINANCIAL HIGHLIGHTS

In the pro forma results for the three and six-month periods ended June 30, 2003 and 2002, adjustments have been made to historical financial results as if the acquisition of the partnership had occurred on January 1, 2002. The adjustments include removing the $8.4 million charge in the second quarter of 2003 for the purchase of the interest in the partnership and assuming that Encysive was responsible for all expenses of the partnership.

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         o        For the second quarter of 2003, the Company reported a pro forma net loss of approximately $5.8 million, or $0.13 per basic and diluted share, compared to a pro forma net loss of $8.5 million, or $0.19 per basic and diluted share, for the same period last year. The decrease in pro forma net loss reflects higher royalties earned on sales of Argatroban and reduced operating expenses in the second quarter of 2003. In January 2003, we restructured our research efforts and implemented stringent cost controls on administrative costs, significantly reducing ongoing research costs in the second quarter of 2003. Additionally, during the second quarter of 2002, operating expenses included on-going clinical trials costs associated with a trial of Argatroban for stroke, and the STRIDE trial. Although the STRIDE 2 trial was initiated in the second quarter of 2003, most of the costs associated with that trial will be incurred later this year and next year.

SITAXSENTAN DEVELOPMENT HIGHLIGHTS

         o Data from STRIDE (Sitaxsentan To Relieve ImpaireD Exercise in Pulmonary Arterial Hypertension) were presented at the American Thoracic Society Annual Meeting in May. Researchers found that the sitaxsentan 100 mg dose provided clinical benefit with class appropriate tolerability. A post hoc analysis of STRIDE patients meeting the entry criteria used in previous pivitol studies for the leading marketed products in Pulmonary Arterial Hypertension (PAH) showed enhanced efficacy with sitaxsentan.

         o The Company initiated a final Phase III trial (STRIDE 2) in patients with PAH.

         o Encysive received a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) confirming that STRIDE 2, together with the results from STRIDE and planned supportive trials, will be sufficient for filing of a new drug application (NDA) assuming results are positive.

OTHER RECENT EVENTS

         o GlaxoSmithKline's new hospital based sales force is fully operational and results from their marketing efforts are expected to be realized in the second half of 2003. In July, a series of abstracts were presented at the 19th Congress of the International Society of Thrombosis and Haemostasis in support of Argatroban marketing efforts.

         o Successive record end-customer average weekly sales were recorded in April, May and June, the last three months for which data is available. A record $4.1 million in ex-factory sales were recorded in July.

         o On May 16, 2003, the shareholders of Texas Biotechnology approved the change of its corporate name to Encysive Pharmaceuticals Inc. In conjunction with the name change, on May 19, 2003, the Company's Nasdaq ticker symbol was changed to "ENCY" and its corporate web site address became www.encysive.com.

         o In June 2003, Schering-Plough Corporation notified Encysive Pharmaceuticals that it would extend its support of their research collaboration for a fourth year through June 30, 2004. The collaboration between Encysive and Schering-Plough began in July 2000. The primary focus of the collaboration is the discovery and optimization of orally available small molecule VLA-4 antagonist to treat certain inflammatory diseases, including asthma. Under the terms of the agreement, Schering-Plough will make milestone payments to Encysive as clinical development proceeds and will pay royalties to the Company on the sale of any products resulting from the collaboration.

Encysive Pharmaceuticals will host a conference call today at 4:30PM Eastern time. To participate in the call, dial (651) 224-7472; access code Encysive Pharmaceuticals. A replay of the conference call will also be available until Monday, August 18, 2003 at 11:59PM Eastern time. To access the


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replay, dial (320) 365-3844 and use access code 694394. In addition, the conference call will be available live on the Company's Web site
(www.encysive.com). A replay of the conference call will also be available on the Company's Web site.

ABOUT SITAXSENTAN AND PAH

Sitaxsentan is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Sitaxsentan is selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplant. Primary and secondary pulmonary arterial hypertension are estimated to afflict up to 100,000 people worldwide, many of whom are children or young adults.

Side effects of sitaxsentan seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, nasal congestion, dizziness, increased international normalized ratio and insomnia. Because sitaxsentan inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with sitaxsentan. No major bleeding episodes have occurred.

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals, a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, sitaxsentan, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The company undertakes no duty to update or revise these forward-looking statements.




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                 ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
                        UNAUDITED SELECTED FINANCIAL DATA
                  AMOUNTS IN THOUSANDS (EXCEPT PER SHARE DATA)

                       CONSOLIDATED SUMMARY OF OPERATIONS

                                  Three Months Ended June 30,      Six Months Ended June 30,
                                 ----------------------------    ----------------------------
                                     2003            2002            2003            2002
                                 ------------    ------------    ------------    ------------
Revenues                         $      2,228    $      2,626    $      5,444    $      5,219

Operating Expenses
   Research and development             6,304           5,472          10,523          10,821
   Purchase of in-process R&D           8,363              --           8,363              --
   Equity in loss of affiliate             --           1,957           2,386           4,467
   General and administrative           2,258           2,254           4,412           4,762
                                 ------------    ------------    ------------    ------------
Total expenses                         16,925           9,683          25,684          20,050
                                 ------------    ------------    ------------    ------------
Operating loss:                       (14,697)         (7,057)        (20,240)        (14,831)

Investment income, net                    264             613             637           1,380

Minority interest in Revotar              313             223             503             480
                                 ------------    ------------    ------------    ------------
Net loss                         $    (14,120)   $     (6,221)   $    (19,100)   $    (12,971)
                                 ============    ============    ============    ============

Net loss per common share:
(basic and diluted)              $      (0.32)   $      (0.14)   $      (0.44)   $      (0.30)
Weighted average common shares
outstanding:
(basic and diluted)                    43,764          43,746          43,745          43,680

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                             June 30, 2003   Dec. 31, 2002
                                             -------------   -------------
Cash, cash equivalents and investments       $      51,443   $      68,005
   and accrued interest
Other assets                                         8,929           9,787
                                             -------------   -------------
Total assets                                        60,372          77,792
                                             =============   =============

Total liabilities                                   11,081           7,388
Deferred income                                      3,483           5,718
Minority interest in affiliate                       2,105           2,608
Stockholders' equity                                43,703          62,078
                                             -------------   -------------
Total liabilities and stockholders' equity   $      60,372   $      77,792
                                             =============   =============

Note: Certain reclassifications have been made to prior period information to conform with the June 30, 2003 presentation with no effect on net loss previously reported.


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                 ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
                    UNAUDITED PRO FORMA SUMMARY OF OPERATIONS
                  AMOUNTS IN THOUSANDS (EXCEPT PER SHARE DATA)

         The following pro forma summary of operations for the three and six-month periods ended June 30, 2003 and 2002 are based upon the historical financial statements of the Company and Encysive, L.P. after giving effect to the acquisition of all of ICOS' partnership interest, as if the combination had occurred on January 1, 2002.

                              Three Months Ended June 30,     Six Months Ended June 30,
                             ----------------------------    ----------------------------
                                 2003            2002            2003            2002
                             ------------    ------------    ------------    ------------
Revenues                     $      2,228    $      2,083    $      4,644    $      4,148
Net loss                           (5,757)         (8,475)        (10,873)        (18,023)
                             ============    ============    ============    ============
Net loss per common share:
   (basic and diluted)              (0.13)          (0.19)          (0.25)          (0.41)

         Pro forma adjustments include eliminating the $8,363,000 charge for purchase of in-process research and development upon the acquisition, elimination of intercompany revenues between the Company and Encysive L.P., elimination of recognition of license fee and milestones received by the Company from Encysive L.P., and recognition of ICOS's share of partnership expenses in the three and six-months ended June 30, 2002 periods.

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